EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Vince Holding Corp. Provides Update on Full Year Outlook

NEW YORK, New York – January 9, 2017 – Vince Holding Corp. (NYSE: VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today announced that sales and EPS results for the full year are now expected to come in at or below the low end of the Company’s previously stated guidance as of December 8, 2016, due to an anticipated shift in the timing of a larger than planned portion of the Spring collection shipments from late January to early February, as well as softer than expected sales performance during the holiday season.

Brendan Hoffman, Chief Executive Officer, commented, “Despite a solid Black Friday week and improved trends towards the end of December, sales for the holiday season were softer than we anticipated. That said, for the holiday season, while direct-to-consumer segment sales results were near the low end of our guidance range, they were better than sell-through performance in the wholesale segment. Overall, we continue to gain valuable insights from our retail team and wholesale partners. We are also encouraged by the favorable response to our return to the style and quality that was the cornerstone of the Vince brand at its inception. We remain committed to driving market share gains within the wholesale channel, expanding our direct-to-consumer business and growing our international presence over the long-term.”

As previously announced, the Company will be hosting a fireside chat at the 19th Annual ICR Conference on Tuesday, January 10, 2017, at 1:00 PM Eastern Time. The audio portion of the presentation will be webcast live on the investor relations section of the Company’s website, http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a global luxury brand best known for utilizing luxe fabrications and innovative techniques to create a product assortment that combines urban utility and modern effortless style. From its edited core collection of ultra-soft cashmere knits and cotton tees, Vince has evolved into a global lifestyle brand and destination for both women’s and men’s apparel and accessories. As of October 29, 2016, Vince products were sold in prestige distribution worldwide, including approximately 2,400 distribution locations across approximately 40 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operated 40 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. Please visit www.vince.com for more information.

This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs (including our obligations under the tax receivable agreement); our ability to successfully complete the migration of our systems and processes from Kellwood Company and to successfully implement the new systems, processes and functions following the migration; our ability to ensure the proper operation of the distribution facility by a third party logistics provider recently transitioned from Kellwood; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to control the level of sales in the off-price channels; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth plans, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; the impact of recent turnover in the senior management team; the fact that a number of members of the management team have less than one year of tenure with the Company, and the current senior management team has not had a long period of time working together; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading "Item 1A—Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations:

ICR, Inc.

Jean Fontana, 646-277-1200

Jean.fontana@icrinc.com

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